                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                            UNITED RETAIL GROUP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            UNITED RETAIL GROUP, INC.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:.......

       2) Aggregate number of securities to which transaction applies:..........

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*..................................

       4) Proposed maximum aggregate value of transaction:......................

       *Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:
                                 -----------------------------------------------
       2) Form, Schedule or Registration Statement No.:
                                                       -------------------------
       3) Filing Party:
                       ---------------------------------------------------------

       4) Date Filed:
                     -----------------------------------------------------------

                                 April 26, 1996

Dear Stockholder:

       I wish to extend a cordial invitation to the fourth Annual Meeting of the stockholders of United Retail Group, Inc., which will be held at the Sheraton Crossroads Hotel in Mahwah, New Jersey, at 11 o'clock on Tuesday morning, May 28, 1996.

       Formal notice of the Annual Meeting and the Proxy Statement are contained on the following pages. I urge that you read the Proxy Statement and then cast your vote on the accompanying proxy. The Annual Report of the Company for 1995 is enclosed. Also enclosed is an admittance card to be presented to the usher, the back of which contains directions to the meeting place.

       Please be sure to mark, date, sign and return the proxy promptly, so that your shares will be represented at the meeting.

       I look forward to greeting you at the meeting and reporting on the Company's business and outlook.

                                       Sincerely yours,

                                       Raphael Benaroya
                                       Chairman

- --------------------------------------------------------------------------------
IMPORTANT: To ensure the presence of a quorum at the meeting, it is important that your stock be represented, whether or not you plan to attend. Please mark, date and sign the accompanying proxy and return it promptly in the enclosed postpaid envelope. This proxy is solicited by the Board of Directors of the Company.
- --------------------------------------------------------------------------------



                            UNITED RETAIL GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 28, 1996

       The fourth Annual Meeting of the stockholders of United Retail Group, Inc. will be held at the Sheraton Crossroads Hotel, Route 17 North, Mahwah, New Jersey, on Tuesday, May 28, 1996, at 11 o'clock in the morning, for the following purposes:

       -      electing nine directors;

       - approving the 1996 Stock Option Plan, which authorizes the issuance of up to 440,000 shares of Common Stock, equivalent to 3.6% of the outstanding shares; and

       - transacting any and all other business that may properly come before the meeting.

       A list of stockholders may be examined during business hours at the Sheraton Crossroads during the 10 days preceding the date of the Annual Meeting of Stockholders.

       The Board of Directors has fixed April 10, 1996 as the record date for the determination of stockholders entitled to vote at this meeting and only stockholders of record on that date shall be entitled so to vote.

                                       By Order of the Board of Directors,


                                       George R. Remeta
April 26, 1996                         Secretary

                            UNITED RETAIL GROUP, INC.
                             365 WEST PASSAIC STREET
                         ROCHELLE PARK, NEW JERSEY 07662

                                 PROXY STATEMENT
                              DATED APRIL 26, 1996

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 28, 1996

       The accompanying proxy is solicited by the Board of Directors of United Retail Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held May 28, 1996, and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted "for" election of the nominees named in this Proxy Statement and "for" the approval of the 1996 Stock Option Plan (see page 20 for a summary of the terms of the Plan, which provides for awards of options to purchase up to 440,000 shares of Common Stock, equivalent to 3.6% of the outstanding shares). Any stockholder giving a proxy, however, has the power to revoke it prior to its exercise by notice of revocation to the Company in writing or by execution of a subsequent proxy (provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken) or by voting in person at the Annual Meeting. If a stockholder wishes to give a proxy to someone other than the individuals named as proxies in the proxy card, he or she may cross out the names appearing in the enclosed proxy card, insert the name of some other person, initial the insertion, sign and date the proxy card and give it to that person for use at the meeting.

       The shares entitled to vote at the meeting consist of shares of Common Stock of the Company, with each share entitling the holder of record to one vote. At the close of business on April 10, 1996, the record date for the Annual Meeting, there were outstanding 12,190,375 shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 26, 1996.

                              ELECTION OF DIRECTORS

NOMINEES

       Nine nominees for the Board of Directors of the Company will be elected at the Annual Meeting of Stockholders for a term expiring at the Annual Meeting of Stockholders in 1997 or until their successors are elected and qualified. In the event any of the nominees shall be unable to serve as a Director, it is intended that the proxies will be voted for the election of a person nominated by the Board of Directors in substitution. The Company has no reason to believe that any nominee for the Board of Directors will be unable to serve as a Director if elected.

       Stockholders of record on the record date wishing to nominate persons for election as Directors may do so by delivering or mailing to the Secretary of the Company, not less than 14 days prior to the Annual Meeting of Stockholders, a notice setting forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (b) the principal occupation or employment of each such nominee and (c) the number of shares of Common Stock of the Company beneficially owned by each such nominee. No person may be elected as a Director unless he or she has been nominated by a stockholder in the manner just described or by the Board of Directors.

       The nine nominees receiving the highest number of votes will be elected Directors. Proxies that withhold authority to vote will be counted only for quorum purposes. Broker non-votes will not be counted for any purpose.

BUSINESS EXPERIENCE

       The nominees proposed by the Board of Directors are listed below.

       Mr. Raphael Benaroya, age 48, has been the Company's Chairman of the Board, President and Chief Executive Officer since before 1991. Mr. Benaroya is a director of Russ Berrie and Company, Inc.

       Mr. George R. Remeta, age 46, has been the Chief Financial Officer, Secretary and a Director of the Company since before 1991. In 1993, Mr. Remeta was named Vice Chairman of the Company.

       Mr. Joseph A. Alutto, age 55, a Director of the Company since December 1992, has been the Dean of the Max M. Fisher School of Business at Ohio State University since March 1991. Mr. Alutto is a director of Comptek Research, Inc.

       Mr. Russell Berrie, age 63, a Director of the Company since December 1992, founded Russ Berrie and Company, Inc., an international gift manufacturer, in 1963 and has since then been its Chairman of the Board and Chief Executive Officer.

       Mr. Joseph Ciechanover, age 62, a Director of the Company since May 1995, has been Chairman of the Board of El Al Israel Airlines Ltd. since February 1995. He was President of PEC Israel Economic Corporation ("PEC"), a holding company with interests in various industries, principally in Israel, from December 1994 to before 1991. Mr. Ciechanover is a director of PEC .

       Mr. Ilan Kaufthal, age 48, a Director of the Company since December 1992, has been a Managing Director of Schroder Wertheim & Co. Incorporated, an investment banking firm, since before 1991. Mr. Kaufthal is a director of Cambrex Corporation, Rexene Corporation and Russ Berrie and Company, Inc.

       Mr. Vincent P. Langone, age 53, a Director of the Company since February 1994, was the Chairman of the Board, President and Chief Executive Officer of Formica Corporation, a manufacturer of Formica(R)brand laminate, from before 1991 to 1995. He is currently Chairman of the Board of L&S Associates, Inc., a management consulting firm. Mr. Langone is a director of United Jersey Bank.

       Ms. Christina A. Mohr, age 40, a Director of the Company since February 1994, has been a Managing Director at Lazard Freres & Co. LLC, an investment banking firm, since before 1991. Ms. Mohr is a director of Loehmanns Holdings, Inc.

       Richard W. Rubenstein, Esq., age 51, a Director of the Company since December 1991, has been a partner at Squire, Sanders & Dempsey, a law firm, since May 1994 and was previously a partner at Schwartz, Kelm, Warren & Rubenstein, a law firm, since before 1991.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

       The Company's Board of Directors held four meetings in Fiscal 1995. During Fiscal 1995, all of the Directors attended 75% or more of the total number of meetings of the Board and of committees of the Board on which they served.

       Subject to approval by the Board, standing committees of Directors take action in their respective areas of responsibility.

       The Compensation Committee of the Board recommends executive compensation. See, "Compensation Committee Report" regarding the Directors who served on the Compensation Committee in Fiscal 1995. The Compensation Committee held five meetings in Fiscal 1995.

       The Audit Committee of the Board reviews and confirms the selection of the Company's independent public accountants and oversees internal audits. The Directors who served on the Audit Committee were Mr. Kaufthal, as Chair of the Committee, and Mr. Langone and Ms. Mohr from February 1995 through May 1995 and Ms. Mohr, as Chair of the Committee, and Messrs. Alutto and Kaufthal after May 1995. The Audit Committee held three meetings in Fiscal 1995.

       The Nominating Committee of the Board nominates suitable persons for election as Directors of the Company. Its members during Fiscal 1995 were Mr. Benaroya, the Chairman of the Committee, and Messrs. Berrie and Rubenstein, who continue to constitute the Nominating Committee. Stockholders of record are permitted to nominate persons for election (see "ELECTION OF DIRECTORS-Nominees" above); therefore, no formal procedures exist for stockholders to make nominee recommendations to the Nominating Committee. The Nominating Committee held one meeting in Fiscal 1995. The Board's nominees for election as Directors at the fourth Annual Meeting of Stockholders were selected unanimously by the Nominating Committee at a meeting held in February 1996, which was attended by Messrs. Benaroya and Rubenstein.

DIRECTOR COMPENSATION

       Each Director who is not employed by the Company receives $3,000 for each Board meeting that he or she attends. In addition, a non-management Director receives $1,000 for each additional day on which he or she attends a committee meeting.

       Each Public Director (see, "Security Ownership of Management - Stockholders' Agreement") annually receives an award under the Company's Restated 1990 Stock Option Plan of nonqualified options to purchase 3,000 shares of Common Stock exercisable at the then current market price for a term of 10 years. Each option becomes exercisable as to 600 shares on completion of each full year of service as a Director after the date of grant, provided, however, that each option becomes fully exercisable in the event that the Company enters into certain transactions, including certain mergers or the sale of all or substantially all of the Company's assets, and becomes fully exercisable upon the retirement of a Public Director from the Board in the discretion of the Stock Option Committee of the Board.

                        SECURITY OWNERSHIP OF MANAGEMENT

       The following table sets forth, as of March 31, 1996, certain information with respect to the beneficial ownership of shares of Common Stock of the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company and its subsidiaries in fiscal 1995 other than the Chief Executive Officer, each Director, and all Officers and Directors as a group, and their percentage ownership. See, "-Stockholders' Agreement" for a description of voting arrangements to which the shares held by Messrs. Benaroya, Remeta and Wilkinson and Ms. Demaio are subject. Otherwise, except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information furnished by the persons listed.

                    Name of Beneficial                   Amount of  Percent of
                         Owner or                       Beneficial  Outstanding
                     Identity of Group                   Ownership    Shares
                    ------------------                  ----------  -----------
Mr. Raphael Benaroya(1) ..............................   2,692,795     20.1%
Mr. George R. Remeta(2) ..............................     465,625      3.7%
Mr. Charles R. Wilkinson(3) ..........................      54,412        *
Ms. Ellen Demaio(4) ..................................      41,000        *
Kenneth P. Carroll, Esq.(5) ..........................      28,392        *
Mr. Joseph A. Alutto(6) (7) ..........................       5,050        *
Mr. Russell Berrie (6) ...............................      29,800        *
Mr. Joseph Ciechanover(8) ............................         600      -0-
Mr. Ilan Kaufthal(6) (9) .............................      29,800        *
Mr. Vincent P. Langone(10) ...........................       6,400        *
Ms. Christina A. Mohr(11) ............................         -0-      -0-
Richard W. Rubenstein, Esq ...........................         200        *

All Officers and Directors as a group ................   3,502,095     25.4%
       (20 persons) (12)

- -------------------
(1) Includes 1,192,795 shares which may be acquired within 60 days by the exercise of stock options.
(2) Includes 240,625 shares which may be acquired within 60 days by the exercise of stock options.
(3) Includes 40,000 shares which may be acquired within 60 days by the exercise of stock options. Excludes 250 shares held by his wife, as to which he disclaims beneficial ownership.
(4) Includes 16,000 shares which may be acquired within 60 days by the exercise of stock options.
(5) Includes 19,000 shares which may be acquired within 60 days by the exercise of stock options.
(6) Includes 4,800 shares which may be acquired within 60 days by the exercise of stock options.
(7)    Includes 250 shares held by his wife.
(8) Includes 600 shares which may be acquired within 60 days by the exercise of stock options.
(9) Excludes shares held by Schroder Wertheim & Co. Incorporated, of which Mr. Kaufthal is a Managing Director, and as to which he disclaims beneficial ownership. The outstanding shares are held jointly with his wife.
(10) Includes 1,800 shares which may be acquired within 60 days by the exercise of stock options. Excludes 400 shares held by a partnership, as to which he disclaims beneficial ownership.
(11) Excludes shares held by Lazard Freres & Co. LLC, of which Ms. Mohr is a managing director, and as to which she disclaims beneficial ownership.
(12) Includes 1,571,720 shares which may be acquired within 60 days by the exercise of stock options.

* Less than one percent.

STOCKHOLDERS' AGREEMENT

       At March 31, 1996, a total of approximately 36% of the outstanding Common Stock was held by Limited Direct Associates, L.P. ("LDA"), an affiliate of The Limited, Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, certain other officers of the Company and certain former associates of the Company who, together with the Company, are parties to the Restated Stockholders' Agreement, dated December 23, 1992, which was amended as of June 1, 1993 (the "Amendment to the Restated Stockholders' Agreement"). The Amendment to the Restated Stockholders' Agreement provides, among other things, that the parties shall take such action, including the voting of shares of Common Stock, as may be necessary to cause the Board of Directors to be elected in the following manner:

       (a) the Board of Directors shall consist of nine members, of whom two are persons ("Management Directors") nominated by the Chairman of the Board, two are persons ("LDA Directors") nominated by LDA and five are persons ("Public Directors") who are not affiliates of (i) Mr. Benaroya, (ii) certain executives of the Company or (iii) Benaroya's or such executives' Permitted Transferees under the Restated Stockholders' Agreement (collectively, "Management Investors") or (iv) LDA, named by the Nominating Committee and approved by the Board of Directors;

       (b) if the holdings of the Management Investors increase to at least 3,010,000 shares of Common Stock (including at least 500,000 additional shares acquired by Mr. Benaroya), the Chairman of the Board shall be entitled to nominate one additional Management Director, for a total Board membership of 10, for so long as he and his family continue to hold at least 500,000 shares of Common Stock, he remains Chairman of the Board and the Management Investors continue to hold at least 2,010,000 shares, provided, however, that in the event the number of shares held by the Chairman (and his family) and the Management Investors fall below 500,000 shares and 2,010,000 shares, respectively, the Chairman shall thereafter nominate two persons, rather than three persons, for election as Directors;

       (c) in the event of Mr. Benaroya's termination as Chairman of the Board under any circumstances, (i) he shall be entitled to nominate one Director so long as he and his family continue to hold at least 100,000 shares of Common Stock, (ii) one other person, who would otherwise have been nominated by him as a Director, shall be named instead by the Nominating Committee and approved by the Board of Directors and (iii) if the Board then has 10 members, the Board membership shall be decreased to nine;

       (d) the right of LDA to nominate shall be reduced to one Director (but the membership of the Board shall not decrease) if its holding of shares of Common Stock falls below 500,000 shares but remains above 100,000 shares and one person, who would otherwise have been nominated by it as a Director, shall be named instead by the Nominating Committee and approved by the Board of Directors; and

       (e) the rights of Mr. Benaroya and LDA to nominate Directors shall expire if their stockholdings fall below 100,000 shares of Common Stock, and, in the case of Mr. Benaroya, he no longer serves as Chairman of the Board; in which case the Director who would otherwise be nominated by such party shall be named instead by the Nominating Committee and approved by the Board of Directors.

       The voting arrangement under the Restated Stockholders' Agreement described above expires on March 17, 1997.

       The current Management Directors are Messrs. Benaroya and Remeta; and the current LDA Directors are Ms. Mohr and Mr. Rubenstein.

                             EXECUTIVE COMPENSATION

       The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and its subsidiaries in the fiscal year indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                                                                   Compensation Awards
   Name and                                      Annual Compensation(1)       Securities Underlying Options(3)       All Other
Principal Positions                  Year        Salary          Bonus(2)          (numbers of shares)            Compensation(4)
- -------------------                  ----        ------          --------          -------------------            ---------------
Mr. Raphael Benaroya,
  Chairman of the Board,
  President and Chief
  Executive Officer(5)

                                     1995        $551,000             -0-               150,000                       $61,998
                                     1994        $500,000             -0-                   -0-                       $68,467
                                     1993        $500,000        $163,500               150,000                       $86,717
Mr. George R. Remeta,
  Vice Chairman of the
  Board-Chief Financial
  Officer, Secretary and
  Director(6)

                                     1995        $321,000             -0-                60,000                       $25,492
                                     1994        $280,000             -0-                   -0-                       $24,904
                                     1993        $280,000        $ 76,300                60,000                       $37,263
Mr. Charles R. Wilkinson,
  Executive Vice President
  -Organizational
  Development of United
  Retail Incorporated(7)

                                     1995        $205,000             -0-                   -0-                       $18,208
                                     1994        $190,000             -0-                10,000                       $17,567
                                     1993        $190,000             -0-                20,000                       $21,528
Ms. Ellen Demaio,
  Senior Vice President
  -Merchandise of United
  Retail Incorporated(8)

                                     1995        $201,000             -0-                20,000                       $15,734
                                     1994        $165,000        $ 25,500                10,000                       $12,216
                                     1993        $150,000             -0-                   -0-                       $10,500
Kenneth P. Carroll, Esq.,
  Senior Vice President
  -General Counsel(9)
                                     1995        $198,000             -0-                   -0-                       $14,375
                                     1994        $180,000             -0-                55,000                       $13,485
                                     1993        $180,000             -0-                20,000                       $15,374

- -------
Footnotes on following pages.

(1) The amounts shown do not include premiums for supplemental disability insurance, perquisites and other personal benefits, if any, the value of all of which for each named officer did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus compensation for such officer. The amounts of compensation that determined the makeup of the list of officers excluded non-recurring payments that were a part of the compensation package of newly hired officers.

(2) Includes amounts paid as a bonus in a subsequent year for services rendered in the year indicated.

(3) The Company has no long-term compensation plan other than the Restated 1990 Stock Option Plan (the "Option Plan"), which grants options to purchase shares of Common Stock. The options listed in the table include replacement options issued in exchange for surrender of an equal number of previously issued options with higher exercise prices. The exercise price of each option listed in the table was at or above the current market price per share of Common Stock on the date of grant.

(4) Consists of contributions by the Company to the Retirement Savings Plan and Supplemental Retirement Savings Plan based on the salary and bonus received in the year indicated and, in the case of Messrs. Benaroya, Remeta and Wilkinson, premiums on individual term life insurance policies in the respective amounts of $19,900, $2,090 and $3,330.

(5) In 1995, Mr. Benaroya surrendered outstanding options to purchase 150,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding as a result of the 1995 grant. In 1993, the following options exercisable at a price of $15 were granted pursuant to the Option Plan: (a) incentive stock option to purchase 26,000 shares for a term of five years with four year vesting; (b) nonqualified stock option to purchase 24,000 shares for a term of 10 years with five year vesting; (c) nonqualified stock option to purchase 50,000 shares for a term of 10 years with five year vesting, to be exercisable only if the closing price of Common Stock on the NASDAQ National Market ("Closing Price") exceeds $20 for a continuous period of 90 calendar days (a "Measuring Period"); and (d) nonqualified stock option to purchase 50,000 shares for a term of 10 years with five year vesting, to be exercisable only if the Closing Price exceeds $25 for a Measuring Period. During Fiscal 1995, the above options were surrendered in exchange for the following options under the Option Plan: (e) incentive stock option granted on February 22, 1995 to purchase 23,528 shares at a price of $9.35 for a term of five years with four year vesting; (f) nonqualified stock option granted on February 22, 1995 to purchase 26,472 shares at a price of $8.50 for a term of 10 years with five year vesting; and (g) nonqualified stock option granted on August 17, 1995 to purchase 100,000 shares at a price of $8.50 for a term of 10 years with five year vesting. Vesting of the options is subject to acceleration in accordance with the provisions of the Option Plan.

(6) In 1995, Mr. Remeta surrendered outstanding options to purchase 60,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding as a result of the 1995 grant. In 1993, the following options were granted pursuant to the Option Plan: (a) incentive stock option to purchase 20,000 shares; (b) incentive stock option to purchase 13,000 shares, to be exercisable only if the Closing Price exceeds $20 for a Measuring Period; (c) nonqualified stock option to purchase 7,000 shares, to be exercisable only if the Closing Price exceeds $20 for a Measuring Period; and (d) nonqualified stock option to purchase 20,000 shares, to be exercisable only if the Closing Price exceeds $25 for a Measuring Period. The options were exercisable at a price of $15 for a term of 10 years with five year vesting. During Fiscal 1995, the above options were surrendered in exchange for the following options under the Option Plan: (e) nonqualified stock option granted on February 22, 1995 to purchase 20,000 shares; and (f) incentive stock option granted on August 17, 1995 to purchase 40,000 shares. The replacement options are exercisable at a price of $8.50 for a term of 10 years with five year vesting. Vesting of the options is subject to acceleration in accordance with the provisions of the Option Plan.

- ----------------------
Footnotes continued on following page.

- ----------------------

(7) In 1994, Mr. Wilkinson surrendered outstanding options to purchase 10,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. The incentive stock options granted in 1993 are exercisable for a term of 10 years at an exercise price of $14.25 as to 10,000 shares and an exercise price of $16.50 as to 10,000 shares. The options granted in 1993 vest in equal annual installments over five years, provided, however, that they are fully exercisable in the event Mr. Wilkinson's employment is terminated by the Company. The option exercisable at $16.50 was surrendered and repriced in 1994 and is now an incentive stock option exercisable at a price of $10.00 for a term of 10 years with 5 year vesting, subject to acceleration in accordance with the provisions of the Option Plan. United Retail Incorporated is the Company's operating subsidiary.

(8) Ms. Demaio was promoted from Vice President-Merchandise in February 1995. The stock option granted in 1994 is exercisable at a price of $8.75. Stock options granted to Ms. Demaio totalling 38,000 shares have the benefit of an arrangement in which the Company will pay Ms. Demaio the difference if $34.28 exceeds the market price per share at the time of exercise. The payment is conditioned, among other things, on the Company's achieving annual net sales of $1 billion and operating income of at least 7% of net sales. The stock option granted in 1995 is exercisable at a price of $8.50. The above stock options are incentive stock options with a term of 10 years and five year vesting, subject to acceleration in accordance with the provisions of the Option Plan. United Retail Incorporated is the Company's operating subsidiary.

(9) Mr. Carroll was promoted from Vice President-General Counsel in March 1996. In 1994, he surrendered all his outstanding options (to purchase 40,000 shares) in exchange for replacement options to purchase an equal number of shares at a lower exercise price. The replacement options are incentive stock options exercisable at a price of $10.00. Additional options granted in 1994 were a nonqualified stock option to purchase 3,600 shares and an incentive stock option to purchase 11,400 shares, in each case at an exercise price of $8.75. The incentive stock option granted in 1993 was exercisable at a price of $18.50. All the foregoing options provide for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Option Plan.

EMPLOYMENT AGREEMENTS

       The Company has Restated Employment Agreements with Messrs. Benaroya and Remeta entered into on July 14, 1989 and restated as of November 1, 1991. The Company also has an Employment Agreement with Mr. Carroll entered into on March 1, 1996. The Agreements expire on May 20, 1999. Under the Agreements, annual base salaries are adjusted for inflation and may be increased further by the Compensation Committee of the Board of Directors. Mr. Carroll's base salary is $210,000. See, "Summary Compensation Table" regarding Messrs. Benaroya and Remeta. The Agreements also provide for the award of bonuses with respect to each spring season and each fall season based on meeting or exceeding seasonal earnings targets. The contractual earnings targets are established by the Compensation Committee of the Board and for Fiscal 1996 are the operating income targets generally applicable under the Company's incentive program for officers. The potential bonus ranges from nothing to a specified percentage of the officer's base salary at the time of the incentive compensation award. The potential bonus ranges up to 120% of base salary at the time of the incentive compensation award for Mr. Benaroya, up to 100% for Mr. Remeta and up to 80% for Mr. Carroll.

       If the Company terminates employment without cause (as defined in the pertinent Agreement) before the end of the contractual term, the Company must pay the officer, in addition to accrued salary and benefits earned to the date of termination, (a) severance pay for three years after the termination, plus a tax gross-up which reimburses him for any federal excise taxes ("Federal Excise Taxes") owed to the extent that Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), applies to the payment, and (b) a pro-rata bonus for the year of termination. The annual severance pay is $500,000 for Mr. Benaroya, $250,000 for Mr. Remeta and $210,000 for Mr. Carroll. The officers are expressly under no obligation to seek other employment during the severance period, and there would be no offset against any amounts due to them on account of any subsequent employment. The Agreements also contain covenants not to compete with the Company during employment or while severance pay is being received and not to disclose the Company's confidential information at any time during or after employment.

RETIREMENT SAVINGS PLAN

       The Company has a profit-sharing plan qualified under the Code, the Retirement Savings Plan (the "RSP"), in which all employees who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution of 1%, 2% or 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution or such greater or lesser amount as the Company may determine in its sole discretion, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company are for the exclusive benefit of participants and vest 100% after seven years of service with the Company and in lesser percentages after six, five, four and three years of service with the Company.

       The Company has a nonqualified supplemental retirement plan (the "SRSP"). Under the SRSP the Company makes cash contributions to a separate trust fund equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations limiting contributions to qualified plans. The Company also makes cash retirement contributions to the trust fund under the SRSP equal to 6% of each participant's compensation, provided, however, that the Company may contribute a greater or lesser amount in its sole discretion and provided, further, that retirement contributions to the SRSP are limited to officers, regardless of their earnings, and employees who earn $100,000 per annum or more and who in either case were employed by the Company before January 1, 1993.

       The Benefits Committee of the Board of Directors oversees the RSP and SRSP.

       The following table sets forth information with respect to the grant of stock options in Fiscal 1995 to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries:

                      OPTION GRANTS IN LAST FISCAL YEAR

                                            Number of    % of Total
                                            Securities   Options
Name                                        Underlying   Granted to                                  Potential Realizable Value at
- ----                                        Option       Employees in     Exercise    Expiration     Assumed Annual Rates of Stock
                                            Granted      Fiscal Year      Price       Date           Appreciation for Option Term
                                            -------      -----------      -----       ----           ----------------------------
                                                                                                          5%               10%
                                                                                                         --               ---
Mr. Raphael Benaroya(1)                      23,528(2)        7.3%        $9.35       2/21/00        $ 35,292        $  102,112
                                             26,472(3)        8.2%        $8.50       2/22/05        $141,625        $  358,696
                                            100,000(3)       31.1%        $8.50       8/17/05        $331,000        $1,030,000
Mr. George R. Remeta(1)                      20,000(3)        6.2%        $8.50       2/22/05        $107,000        $  271,000
                                             40,000(4)       12.4%        $8.50       8/16/05        $132,400        $  412,000
Mr. Charles R. Wilkinson                         -0-

Ms. Ellen Demaio                             20,000(4)        6.2%        $8.50       2/21/05        $107,000        $  271,000

Kenneth P. Carroll, Esq                          -0-
                                            ----------       ----                                    --------        ----------
Total for group of five officers            230,000(5)       71.5%                                   $854,317        $2,444,808
                                            ==========       ====                                    ========        ==========

- ------------------

(1) Received replacement options issued in exchange for surrender of an equal number of previously issued options with higher exercise prices ("repriced options").

(2)    Incentive stock option with four year vesting.

(3)    Nonqualified stock option with five year vesting.

(4)    Incentive stock option with five year vesting.

(5) The net increase in the number of underlying securities was 20,000 shares after giving effect to the related surrender of repriced options to purchase 210,000 shares. Messrs. Benaroya and Remeta surrendered repriced options to purchase a number of shares equal to the shares underlying the replacement options listed in the table above.

       The assumed rates of growth in the table above were selected for illustration purposes only and are not intended to forecast future stock prices. The closing price of Common Stock on the trading day before each of the option grants was $8.50 or less.

       The following table sets forth information with respect to option exercises and total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company.


AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND FISCAL 1995 YEAR END OPTION
VALUES

                                                            Number of Securities Underlying      Value of Unexercised
                                                            Unexercised Options At               In-The-Money Options At
                                                            Fiscal 1995 Year End                 Fiscal 1995 Year End(1)
                                     Shares
                                     Acquired
                                     On          Value
Name                                 Exercise    Realized   Exercisable     Non-Exercisable      Exercisable    Non-Exercisable
- ----                                 --------    --------   -----------     ---------------      -----------    ---------------
Mr. Raphael Benaroya                    -0-         -0-      1,187,500          150,000           $2,695,313           -0-
Mr. George R. Remeta                    -0-         -0-        240,625           60,000           $  404,297           -0-
Mr.Charles R. Wilkinson                 -0-         -0-         38,000           30,000               -0-              -0-
Ms. Ellen Demaio                        -0-         -0-         12,000           26,000               -0-              -0-
Kenneth P. Carroll, Esq                 -0-         -0-         11,000           44,000               -0-              -0-

- -----------
(1) Fair market value of the Common Stock at Fiscal 1995 year end was $3.875 per share.

                        REPORT OF COMPENSATION COMMITTEE

MEMBERSHIP; AUTHORITY

       The Compensation Committee of the Board of Directors of the Company has been composed of Richard W. Rubenstein, as Chairman, Ilan Kaufthal and Vincent Langone since May 1995. Mr. Langone replaced Raphael Benaroya, the Company's Chairman of the Board, President and Chief Executive Officer, as part of a rotation of committee assignments in May 1995. Mr. Benaroya was Chairman of the Compensation Committee until May 1995 but he abstained on votes that affected his compensation.

       In February 1995, subject to approval by the Board of Directors, the Compensation Committee determined the cash compensation of each officer whose combined base salary and potential cash bonus could have exceeded $150,000 per annum. Option grants were made pursuant to the Company's Restated 1990 Stock Option Plan (the "Option Plan") by the members of the Compensation Committee other than Mr. Benaroya.

       Insurance, retirement savings plans and other benefits were overseen by the Benefits Committee but were taken into account by the Compensation Committee. The Audit Committee reviewed transactions between the Company and its subsidiaries and their officers and their affiliates. See, "Certain Transactions" and "Compensation Committee Interlocks and Insider Participation."

POLICIES

       The principal objective of the Company's Fiscal 1995 executive compensation program was to motivate officers to maximize the Company's operating income and thereby to increase stockholder returns. The program was intended to be competitive and equitable. The components of the executive compensation program for Fiscal 1995 were:

                  - base salary with a modest percentage increase in excess of the inflation rate awarded after two years at the same base salary and a larger increase in the case of promotion

                  - cash bonus awards if certain operating income targets had been achieved

                  - Company retirement savings contributions generally equal to 6% of combined base salary and cash bonus, if any

                  - matching retirement savings contributions by the Company with a maximum of 1.5% of combined base salary and cash bonus if the officer contributed 3% or more

                  - stock options exercisable at or above fair market value on the date of grant.

       Except for base salaries, all the components of the executive compensation program were affected by the Company's operating results. In this way, the economic interests of the officers were aligned with those of the stockholders.

CEO COMPENSATION

       In Fiscal 1995, Mr. Benaroya's base salary was $551,000 compared to $500,000 per annum in Fiscal 1994 and Fiscal 1993. Between his previous raise in May 1992 and February 1995, the pertinent consumer price index rose approximately 8%. The Compensation Committee considers Mr. Benaroya's raise to have been within the general guideline for officers set forth above. The business judgment on the amount of Mr. Benaroya's raise was subjective in nature and unrelated to quantifiable measures of performance. The operating income targets for the bonus awards program (which the Company deems to be proprietary and confidential) were not met in Fiscal 1995. As a result, neither Mr. Benaroya nor the other officers received awards under the bonus program with respect to Fiscal 1995. (Certain officers hired in Fiscal 1994, however, received non-recurring payments in Fiscal 1995 as part of the compensation packages they received in connection with their hiring and as special achievement awards outside the bonus program formula.)

                            TEN-YEAR OPTION REPRICING

                                              Number of                                                     Length of Original
                                              Shares                                                        Option Term
                                              Underlying    Market Price of     Exercise Price   New        Remaining at
                                              Options       Stock at Time of    at Time of       Exercise   Date of
 Name                            Date         Repriced(#)   Repricing($)        Repricing($)     Price ($)  Repricing
 ----                            ----         -----------   ----------------    --------------   ---------  ------------------
Raphael Benaroya(1)            08/17/95       100,000        7.25               15.00             8.50      8 yrs. 1 mo.
                               02/22/95        26,472        8.50               15.00             8.50      3 yrs. 7 mos.
                               02/22/95        23,528        8.50               15.00             9.35      8 yrs. 7 mos.

George R. Remeta(2)            08/17/95        40,000        7.25               15.00             8.50      8 yrs. 1 mo.
                               02/22/95        20,000        8.50               15.00             8.50      8 yrs. 7 mos.

Charles R. Wilkinson(3)        05/20/94        10,000        8.75               16.50            10.00      9 yrs. 1 mos.

Kenneth P. Carroll(4)          05/20/94        20,000        8.75               18.50            10.00      9 yrs. 0 mos.
                               05/20/94        20,000        8.75               16.50            10.00      4 yrs. 10 mos.

Debra L. Berit(5)              05/20/94        10,000        8.75               18.50            10.00      5 yrs. 4 mos.
                               07/09/93        10,000       14.00               22.00            18.50      6 yrs. 2 mos.

William J. Commer(5)           07/09/93        10,000       14.00               21.50            18.50      6 yrs. 2 mos.

Julie L. Daly(6)               05/20/94         5,000        8.75               15.00            10.00      4 yrs. 10 mos.

Kent Frauenberger(7)           05/20/94         5,000        8.75               18.50            10.00      6 yrs. 0 mos.

Mori Mackenzie(5)              05/20/94         5,000        8.75               17.00            10.00      5 yrs. 0 mos.

Bradley Orloff(8)              05/20/94         5,000        8.75               18.50            10.00      6 yrs. 0 mos.

Fredric E. Stern(9)            05/20/94        10,000        8.75               18.50            10.00      9 yrs. 0 mos.

- ---------------

(1) In 1995, Mr. Benaroya surrendered outstanding options to purchase 150,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding as a result of the 1995 grant. The replacement options under the Option Plan were: (i) incentive stock option to purchase 23,528 shares for a term of five years with four year vesting; (ii) nonqualified stock option to purchase 26,472 shares for a term of 10 years with five year vesting; and (iii) nonqualified stock option to purchase 100,000 shares for a term of 10 years with five year vesting. Vesting of the options is subject to acceleration in accordance with the provisions of the Option Plan. Mr. Benaroya is the Chairman of the Board, President and Chief Executive Officer of the Company.

(2) In 1995, Mr. Remeta surrendered outstanding options to purchase 60,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding as a result of the 1995 grant. The replacement options under the Option Plan were: (i) nonqualified stock option to purchase 20,000 shares; and (ii) incentive stock option to purchase 40,000 shares, in each case exercisable for a term of 10 years with five year vesting. Vesting of the options is subject to acceleration in accordance with the provisions of the Option Plan. Mr. Remeta is the Vice Chairman and Chief Financial Officer of the Company.

- ---------------
Footnotes continued on following page.

(3) Executive Vice President - Organizational Development of United Retail Incorporated.

(4)    Senior Vice President - General Counsel of the Company.

(5)    Former officer - option was cancelled after separation.

(6)    Vice President - Planning and Distribution of United Retail Incorporated.

(7)    Vice President - Logistics of United Retail Logistics Operations
       Incorporated.

(8)    Vice President - Marketing of United Retail Incorporated.

(9)    Vice President - Controller of United Retail Incorporated.


       The replacement stock options held by Messrs. Wilkinson and Carroll, Ms. Daly, and Messrs. Frauenberger, Orloff, and Stern are incentive stock options with a term expiring on May 19, 2004. The replacement options vest in five equal annual installments commencing May 20, 1995, subject to acceleration in accordance with the provisions of the Option Plan.

                              --------------------

       In Fiscal 1995, the Compensation Committee authorized the repricing of the stock options under the Option Plan held by Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and George
R. Remeta, the Vice Chairman and Chief Financial Officer of the Company. The repricing permitted Messrs. Benaroya and Remeta to surrender outstanding options ("repriced options") in exchange for an equal number of options granted under the Option Plan at a lower exercise price equal to or higher than the then current market price. The replacement options had new vesting schedules pursuant to which the options became exercisable in installments commencing at least one year after the date of grant and generally extending beyond the May 1999 expiration of the Restated Employment Agreements between the Company and Messrs. Benaroya and Remeta, respectively.

       It was the Compensation Committee's view that the repriced options, with an exercise price far above the market price of the underlying shares of Common Stock at the time, were not serving the purposes of the Company's executive compensation program. The Compensation Committee considered it to be in the interests of the Company's stockholders to grant the Chief Executive Officer and the Chief Financial Officer options that would be in the money sooner than the options that they replaced and would provide economic gains and performance incentives to the optionholders that much earlier.

       In addition, it was agreed that Messrs. Benaroya and Remeta would not be granted options under the Company's proposed 1996 Stock Option Plan if their outstanding options were repriced. They would otherwise have been likely to receive option grants under the 1996 Stock Option Plan, so the repricing was in lieu of a probable increase in the total number of options granted to Messrs. Benaroya and Remeta.

       Mr. Benaroya did not participate in preparing the sections of this Report captioned "CEO Compensation" and "Ten-Year Option Repricing."

                                           Respectfully submitted,

Dated:  March 31, 1996                     COMPENSATION COMMITTEE
                                           Raphael Benaroya, Chairman through
                                                               May 1995

                                           Ilan Kaufthal
                                           Vincent P. Langone
                                           Richard W. Rubenstein, Chairman after
                                                                     May 1995

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Compensation Committee of the Board of Directors of the Company has been composed of Richard W. Rubenstein, as Chairman, Ilan Kaufthal and Vincent Langone since May 1995. Mr. Langone replaced Raphael Benaroya, the Company's Chairman of the Board, President and Chief Executive Officer, as part of a rotation of committee assignments in May 1995. Mr. Benaroya was Chairman of the Compensation Committee until May 1995 but he abstained on votes that affected his compensation.

       In February 1995, subject to approval by the Board of Directors, the Compensation Committee determined the cash compensation of each officer whose combined base salary and potential cash bonus could have exceeded $150,000 per annum. Option grants were made pursuant to the Option Plan by the members of the Compensation Committee other than Mr. Benaroya.

       Mr. Benaroya is a member of the Compensation Committee of the Board of Directors of Russ Berrie and Company, Inc. Russell Berrie is the Chairman of the Board and Chief Executive Officer of Russ Berrie and Company, Inc. and is a Director of the Company.

       Oldco, Inc. ("Oldco"), which is a subsidiary of The Limited, granted to United Retail Incorporated, a subsidiary of the Company, pursuant to agreements dated as of April 30, 1989, as amended (the "Sublicensing Agreements"), non-exclusive trademark sublicenses to manufacture and sell accessories with a national brand name. During Fiscal 1995, United Retail Incorporated made payments of approximately $273,000 under the Sublicensing Agreements. Subject to certain limitations, each of the sublicenses is renewable annually by United Retail Incorporated if the corresponding license is in effect. Management believes that the terms of the Sublicensing Agreements are not more favorable to Oldco than the terms that would be available in an arm's length transaction between unaffiliated parties.

       American Licensing Group, L.P. ("ALGLP") provides management and administrative services to Oldco under a management services agreement between ALGLP and Oldco dated as of August 26, 1989 (the "Management Services Agreement") for a base fee and a share of the net profits of Oldco, provided that the amount of profit-sharing payable shall not exceed $150,000 per annum. During Fiscal 1995, total fees by Oldco to ALGLP were approximately $114,000. The partners of ALGLP are an affiliate of The Limited, which owns a 20% limited partnership interest, and RB, Inc., an affiliate of Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, which owns an 80% partnership interest. Mr. Benaroya has advised the Company that he believes the arrangements made to have ALGLP provide management and administrative services to Oldco, including the execution and delivery of the Management Services Agreement, were not more favorable to ALGLP than the arrangements that would have been available to Oldco in a transaction with a service provider unaffiliated with Mr. Benaroya.

       ALGLP granted to United Retail Incorporated non-exclusive trademark sublicenses to manufacture and sell foundations and sleepwear with a national brand name pursuant to agreements dated as of March 11, 1994, as amended, and dated as of March 17, 1995, respectively. During Fiscal 1995, United Retail Incorporated made royalty payments to ALGLP of approximately $172,000.

       ALGLP subleases a two-room suite of offices from United Retail Incorporated, which also provides certain office services and supplies to ALGLP at estimated cost. During Fiscal 1995, ALGLP paid approximately $6,000 rent and reimbursed United Retail Incorporated approximately $28,000 for office services and supplies. At February 3, 1996, the account receivable from ALGLP was approximately $5,000, which has been paid in full.

       Management believes that the terms of the business arrangements between United Retail Incorporated and ALGLP are not more favorable to ALGLP than the arrangements that would be available in arm's length transactions between unaffiliated parties.

       The Company is required to bear the expenses of registering shares of Common Stock under the Securities Act as follows. Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and the Company are among the parties to the Amendment to the Restated Stockholders' Agreement. Pursuant to the Amendment to the Restated Stockholders' Agreement, Limited Direct Associates, L.P. ("LDA"), an affiliate of The Limited, has the right ("Demand Registration Right") on two occasions to require the Company to prepare and file a registration statement under the Securities Act with respect to not more than 2,500,000 shares of Common Stock. Mr. Benaroya has a similar Demand Registration Right exercisable on one occasion with respect to an offering of not more than 2,687,500 shares of Common Stock. Further, under the terms of the Amendment to the Restated Stockholders' Agreement, in the event that the Company proposes to register any of its securities under the Securities Act for its own account (subject to certain exceptions), or pursuant to the exercise of a Demand Registration Right, the other parties to the Amendment to the Restated Stockholders' Agreement, including George R. Remeta, the Vice Chairman and Chief Financial Officer of the Company, Charles R. Wilkinson, the Executive Vice President Organizational Development of United Retail Incorporated, Ellen Demaio, the Senior Vice President-Merchandise of United Retail Incorporated, and certain other stockholders are entitled to include shares in such registration, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration. In addition to the Demand Registrations provided in the Amendment to the Restated Stockholders' Agreement, the Company has granted immediately exercisable Demand Registration Rights requiring the Company to prepare and file registration statements under the Securities Act with respect to all shares of Common Stock issuable upon the exercise of employee stock options held by all employees, and therefore including Mr. Benaroya, Mr. Remeta, Mr. Wilkinson, Mr. Carroll, Ms. Demaio, and the other executive officers.

                            STOCKHOLDER RETURN GRAPH

       The following graph shows the change at February 3, 1996 in the value of $100 invested in Common Stock of the Company on March 11, 1992 at $16 per share compared with the changes since February 29, 1992 in the Standard & Poor's 500 Composite Stock Index and the Standard & Poor's Retail Specialty Apparel Stock Index. Both indices include companies that sell products other than or in addition to women 's apparel.

                                     3/92       1/93       1/94       1/95       1/96
                                     ----       ----       ----       ----       ----
UNITED RETAIL GROUP, INC             100        150         59         50         24
S & P 500                            100        109        123        124        172
S & P RTL STRS (SPCLTY APP)          100         92         78         63         75

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

       The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock of the Company by persons who were known by the Company to be the beneficial owners of more than 5% of the outstanding shares. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information in filings by the persons listed with the Securities and Exchange Commission. Except as noted below, all information is as of December 31, 1995.

                                                           Amount of           Percent of
                   Name and Address                        Beneficial          Outstanding
                 of Beneficial Owner                       Ownership             Shares
                 -------------------                       ----------          -----------
Mr. Raphael Benaroya(1).............................       2,692,795              20.1%
       365 West Passaic Street
       Rochelle Park, New Jersey 07662

Limited Direct Associates, L.P.(2) .................       2,600,000              21.3%
       Three Limited Parkway
       Columbus, Ohio 43216

Mr. Julian H. Robertson, Jr. (3)   .................       1,390,300              11.4%
       101 Park Avenue
       New York, New York 10178

Rockefeller & Co., Inc..............................         982,200               8.1%
       30 Rockefeller Plaza
       New York, New York 10112

Goldman, Sachs & Co.................................         918,177               7.5%
       85 Broad Street
       New York, New York 10004

- ----------------

(1) As of March 31, 1996. Includes 1,192,795 shares which may be acquired within 60 days by the exercise of stock options. See "Security Ownership of Management - Stockholders' Agreement" for a description of voting arrangements to which these shares are subject.

(2) As of February 3, 1996. Limited Direct Associates, L.P. is an affiliate of The Limited. See "Security Ownership of Management - Stockholders' Agreement" for a description of voting arrangements to which these shares are subject.

(3) As of February 3, 1996. Comprising 1,308,900 shares held by Tiger Management Corporation and 81,400 shares held by Panther Management Company L.P.

SECTION 16(B) FILINGS

       Officers, directors and principal stockholders of the Company are required to file with the Securities and Exchange Commission Statements of Changes in Beneficial Ownership with respect to the Company's Common Stock, designated as Form 4's. The Form 4's are required to be filed, with certain exceptions, if a reporting person acquires or disposes of beneficial ownership of the Company's Common Stock. Form 4's are due by the tenth of the month beginning after the reportable transaction occurs. Transactions not required to be included on a Form 4 are reported after the end of the fiscal year on Annual Statements of Changes In Beneficial Ownership, designated as Form 5's. Former officers , directors and principal stockholders are also required to file for up to six months.

       The following information is based on the dates copies of Form 4's and Form 5's were received by the Company from reporting persons with respect to transactions in Fiscal 1995.

       Charles R. Wilkinson, the Executive Vice President - Organizational Development of United Retail Incorporated, was late in filing Form 4's on two occasions with respect to Fiscal 1995 transactions. One form was late by two business days and reported the sale of 34,500 shares; the other form was late by three business days and reported the sale of 5,000 shares and the purchase of 27 shares.

       A former officer of the Company, Trudy Sullivan, after having been separated did not provide the Company with a copy of a Form 5 relating to the cancellation of her employee stock options.

                              CERTAIN TRANSACTIONS

       Before July 1989, the Company was an indirect, wholly-owned subsidiary of The Limited, which has retained an interest in the Company. See "Security Ownership of Principal Stockholders." Seven of The Avenue(R) stores are subleased from subsidiaries of The Limited pursuant to an Amended and Restated Master Affiliate Sublease Agreement, dated as of July 17, 1989, which allows United Retail Incorporated to sublease the stores until the current principal leases expire at various dates from 1996 to 2001. Generally, the rent payable by the Company under each sublease is either 10% of net sales or the pro-rata portion of the rent under the principal lease allocable to the subleased space. United Retail Incorporated was charged $1.2 million as its share of the rent in Fiscal 1995. Management believes that the terms of the Restated Master Affiliate Sublease Agreement are not more favorable to The Limited and its subsidiaries than the terms that would have been available in an arm's length transaction between unaffiliated parties.

       See "Compensation Committee Interlocks and Insider Participation" for information regarding certain transactions between certain subsidiaries of the Company and affiliates of The Limited and of Mr. Benaroya.

       Charles R. Wilkinson, the Executive Vice President - Organizational Development of United Retail Incorporated, borrowed $180,000 from United Retail Incorporated in Fiscal 1994 to pay personal and investment expenses. The loan bears interest at the prime rate plus one percentage point, payable semi-annually The principal amount was the highest amount outstanding since the loan was made and was the amount outstanding on March 31, 1996. Mr. Wilkinson's loan is due on demand with recourse and is secured by a second mortgage on Mr. Wilkinson's residence. (The value of the residence as collateral is subject to the local residential real estate market and there is no assurance that the market value at the time demand is made for payment will equal the total of the amounts owing under the senior mortgage held by a third party and under the junior mortgage held by the Company.)

       Alan R. Jones, the Vice President - Real Estate of United Retail Incorporated, borrowed approximately $75,000 from United Retail Incorporated in August 1995 to pay investment expenses. The loan is an unsecured loan payable in February 1999 subject to acceleration under certain circumstances. The loan bears interest at the prime rate plus one percentage point, payable semi-annually. The principal amount was the highest amount outstanding since the loan was made and was the amount outstanding on March 31, 1996.

       Mitchell Kosh, the former Vice President - Human Resources of United Retail Incorporated, borrowed approximately $75,000 from United Retail Incorporated in August 1995 to pay investment expenses. The loan was paid in full in Fiscal 1996 and bore interest at the prime rate plus one percentage point. The principal amount was the highest amount outstanding during the term of the loan.


             PROPOSAL TO APPROVE ADOPTION OF 1996 STOCK OPTION PLAN

INTRODUCTION

       On November 17, 1995, the Board of Directors of the Company adopted the 1996 Stock Option Plan (the "Plan"), subject to stockholder approval. The following is a fair summary of the terms of the Plan, which is nevertheless qualified in its entirety by reference to the complete text of the plan attached to this Proxy Statement as Exhibit A. The Restated 1990 Stock Option Plan as currently in effect is referred to as the "Existing Plan."

PURPOSE OF THE PLAN

       The purpose of the Plan is to attract and retain the best available directors and executive and key management associates for the Company and its subsidiaries and to encourage the highest level of performance by them, thereby enhancing the value of the Company for the benefit of its stockholders. The Plan is also intended to motivate directors and executive and key management associates to contribute to the Company's future growth and profitability and to reward their performance in a manner that provides them with a means to increase their holdings of the Common Stock of the Company and aligns their interests with the interests of the stockholders of the Company.

NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS; OUTSTANDING OPTIONS

       The Plan provides for awards of options to purchase up to 440,000 shares of Common Stock, equivalent to 3.6% of the outstanding shares, during the term of the Plan. Awards are subject to adjustment in certain circumstances as hereinafter described. At March 31, 1996, the Existing Plan had 25,625 shares of Common Stock available to be optioned. If the adoption of the 1996 Stock Option Plan is not approved by the stockholders, the Existing Plan shall remain in effect. If the adoption of the 1996 Stock Option Plan is approved, no further option grants will be made under the Existing Plan except in exchange for the surrender and cancellation of an equal number of outstanding options issued under the Existing Plan. At March 31, 1996, there were 2,163,125 options outstanding, equivalent to 17.7% of the outstanding shares of Common Stock. Of the total options outstanding, 644,500 options, equivalent to 5.3% of outstanding shares, were issued after the Company's initial public offering in March 1992.

       See, "Aggregated Option Exercises in Fiscal 1995 and Fiscal 1995 Year End Option Values" for information with respect to total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries; Mr. Carroll was granted an option in March 1996 to purchase 10,000 shares. As of March 31, 1996, the other associates of the Company held options to purchase a total of 306,000 shares; the Public Directors a total of 42,000 shares; and a former Director of the Company a total of 6,000 shares.

ELIGIBILITY AND PARTICIPATION; ADMINISTRATION

       Eligibility to participate in the Plan is limited to full-time associates of the Company and its subsidiaries who are not Directors and to Public Directors (see, "Security Ownership of Management - Stockholders' Agreement"). Approximately 1,500 full-time associates of the Company and its subsidiaries are within the class eligible to participate in the Plan. The Company anticipates that approximately 100 eligible associates will participate in the Plan. (Unless otherwise indicated, references herein to optionees includes eligible associates and Public Directors.) Participation in the Plan by associates is at the discretion of the Committee and shall be based upon the associate's present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Committee deems relevant. Each Public Director will receive an annual award of an option to purchase 3,000 shares.

        The Compensation Committee of the Board of Directors (the "Committee") will administer the Plan. The Committee has the full power in its discretion to grant awards under the Plan, to determine the terms thereof, to interpret the provisions of the Plan and to take such action as it deems necessary or advisable for the administration of the Plan.

TYPE OF AWARDS UNDER THE PLAN

        The Plan provides that the Committee may grant awards to eligible associates of (i) incentive stock options ("ISO's"), and (ii) nonqualified stock options ("NSO's"). All awards to Public Directors will be NSO's.

EXERCISE PRICE

        The exercise price of Options held by associates is determined by the Committee at the time of grant. The option price per share of Options held by associates will not be less than 100% of the fair market value of the Common Stock on the date of such grant ("Fair Market Value"). All Options to Public Directors will be exercisable at Fair Market Value. The last reported sale price of the Common Stock on the National Association of Securities Dealers, Inc. National Market System was 5 1/4 per share on April 8, 1996.

VESTING

        For Options held by associates, the Committee will determine at the time of grant the terms under which Options shall vest and become exercisable. Options granted to Public Directors will vest 20% annually commencing on the completion of the first full year after the date of grant.

SPECIAL LIMITATIONS ON ISO'S

        The Internal Revenue Code (the "Code") and regulations thereunder provide that the total Fair Market Value of shares subject to ISO's that are exercisable for the first time by an eligible associate in a given calendar year shall not exceed $100,000. ISO's may not be granted more than ten years after the date of adoption of the Plan by the Board of Directors.

EXERCISE OF OPTIONS

        An Option may be exercised by written notice to the Company stating the number of shares of Common Stock with respect to which the Option is being exercised and tendering payment therefor. Shares of Common Stock already held by the optionholder (valued at the fair market value on the date of exercise) may be tendered in payment of the exercise price.

NONTRANSFERABILITY OF OPTIONS

        Options are not transferable except by will, applicable laws of descent and distribution or qualified domestic relations orders (as defined in the Code).

EXPIRATION OF OPTIONS

        Options will expire at such time as the Committee determines; provided, however, that an NSO may not be exercised more than ten years and one day from the date of grant and an ISO may not be exercised more than ten years from the date of grant.

TERMINATION OF OPTIONS

        Options may be exercised within 90 days after the termination of an associate's employment or Director's term (other than by death or total disability). Upon the death of an associate or Public Director while employed by the Company or its subsidiaries or during a Director's term (or upon death within 90 days after termination of employment or Director's term), Options shall remain exercisable for one year following termination. Upon total disability of an associate or Public Director while employed by the Company or its subsidiaries or during a Director's term, Options shall remain exercisable for one year following termination. In no case, however, shall an option be exercisable later than the end of the term specified in the grant.

LAPSED AWARDS

        Shares of Common Stock attributable to unexercised Options that expire or are terminated, surrendered or cancelled may become available for subsequent award under the Plan at the Committee's discretion.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

        The number and class of shares available under the Plan may be adjusted by the Committee to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company.

AMENDMENT AND TERMINATION

        The Board of Directors may suspend, amend, modify or terminate the Plan; provided, however, that the Company's stockholders shall be required to approve any amendment that would (i) materially increase the aggregate number of shares issuable under the Plan, (ii) materially increase the benefits accruing to optionees under the Plan, or (iii) materially modify the requirements for eligibility to participate in the Plan.

        Options granted prior to a termination of the Plan shall continue in accordance with their terms following such termination. No amendment, suspension or termination of the Plan shall adversely affect rights previously granted to an optionee without his or her consent.

ACCOUNTING TREATMENT

        No compensation expense accrues in connection with the vesting of options granted under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

        There will be no Federal income tax consequences to the optionee or the Company upon the grant of either an ISO or an NSO under the Plan. Upon exercise of an NSO, an optionee will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired shares of Common Stock, less (ii) the exercise price of the NSO. The Company will be entitled to a tax deduction in the same amount.

        Upon the exercise of an ISO, an optionee recognizes no immediate taxable income. Income recognition is deferred until the optionee sells the shares of Common Stock. If the Option is exercised no later than three months after the termination of the optionee's employment, and the optionee does not dispose of the shares acquired pursuant to the exercise of the Option within two years from the date the Option was granted and within one year after the exercise of the Option, the gain on the sale will be treated as long term capital gain. Certain of these holding periods and employment requirements are liberalized in the event of an optionee's death or disability while employed by the Company. The Company is not entitled to any tax deduction, except that if the Common Stock is not held for the full term of the holding period outlined above, the gain on the sale of such Common Stock, being the lesser of (i) the fair market value of the Common Stock on the date of exercise minus the exercise price, or (ii) the amount realized on disposition minus the exercise price, will be taxed to the optionee as ordinary income and the Company will be entitled to a deduction in the same amount. The excess of the fair market value of the Common Stock acquired upon exercise of an ISO over the exercise price constitutes a tax preference item for purposes of computing the "alternative minimum tax" under the Code.

TAX PAYMENT LOAN GUARANTY

        The Committee will have authority, at the time of grant of an NSO or on the exercise by the optionee of an Option which is not taxed as an ISO, to authorize an unconditional guaranty of payment by the Company of a full recourse loan on terms acceptable to the Committee obtained by the optionee who exercised the Option from a commercial bank or a registered broker-dealer for the exclusive purpose of paying personal income or excise taxes incurred as a result of such exercise. Loan guaranties will be issued if the Committee, in its sole discretion, determines them to be appropriate and in the best interests of the Company to assist in the payment of income and excise taxes incurred on exercise of an Option.

TAX WITHHOLDING

        The Committee may either require payment or retain shares of Common Stock otherwise issuable under the Plan, in order to satisfy applicable withholding tax requirements.

APPROVAL OF PLAN

        Approval of the adoption of the Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders. FOR votes will be counted in favor of approval of the Plan. AGAINST votes will be counted as opposing approval of the Plan. ABSTAIN votes will not be counted for or against approval, but will be counted for quorum purposes. Broker non-votes will not be counted for any purpose.

        It is the intention of the persons named in the accompanying form of proxy to vote FOR the proposal unless a contrary choice is indicated by the stockholder executing the proxy.

                         INDEPENDENT PUBLIC ACCOUNTANTS

        During Fiscal 1995, Coopers & Lybrand LLP served as the Company's independent public accountants and in that capacity rendered an opinion on the Company's consolidated financial statements as of and for the year ended February 3, 1996. The Company has selected Coopers & Lybrand LLP as its independent public accountants for the current fiscal year.

        Representatives of Coopers & Lybrand LLP are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

                                  OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

                              STOCKHOLDER PROPOSALS

        Any proposals of stockholders that are intended to be presented at the 1997 Annual Meeting of Stockholders, but which are not received by the Secretary of the Company at the principal executive offices of the Company on or before December 23, 1996 may be omitted by the Company from the proxy statement and form of proxy relating to that meeting.

                            EXPENSES OF SOLICITATION

                   The expenses of preparing, assembling, printing and mailing the proxy and the material used in solicitation of proxies will be paid by the Company. In addition to the use of the mails, solicitation may be made by associates of the Company by telephone, mailgram, facsimile and personal interview. The Company does not expect to pay any compensation for the solicitation of proxies.

                                             By Order of the Board of Directors,



                                             Raphael Benaroya
                                             Chairman of the Board

96proxy

                                                                       Exhibit A

                            UNITED RETAIL GROUP, INC.
                             1996 STOCK OPTION PLAN


WHEREAS, United Retail Group, Inc., a Delaware corporation (the "Company"), desires to attract and retain the best available directors, executives, and key management associates for itself and its direct and indirect subsidiaries, to provide long range inducements for them to remain associated with the Company and its direct and indirect subsidiaries, to provide the highest level of performance by such directors, executives and associates, and to acquire a permanent stake in the Company with the interest and outlook of owners; and

WHEREAS, the Board of Directors of the Company determined that these objectives would be promoted by granting certain directors, executives and associates Options to acquire Shares of the Company;

NOW, THEREFORE, the Company hereby approves and adopts the United Retail Group, Inc. 1996 Stock Option Plan on the following terms and conditions:

SECTION 1. DEFINITIONS. The following terms have the following meanings when used in this Plan, in both singular and plural forms:

"ASSOCIATE" means any full-time associate of an Employer.

"CHANGE IN CONTROL" means (a) the acquisition after the Effective Date by any person (defined for the purposes of this Section to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, the Chief Executive Officer of the Company, or an employee benefit plan created by the Board of Directors of the Company for the benefit of its Associates, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission ("SEC") under Section 13(d) of the Exchange
Act) of any securities issued by the Company if, after such acquisition, such person is the beneficial owner of securities issued by the Company having 20% or more of the voting power in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose of all of the voting securities issued by the Company, if such person acquired such beneficial ownership without the prior consent of the Board of Directors of the Company;
(b) the election of a majority of the Directors, elected at any meeting of the holders of voting securities of the Company, who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors; or (c) the merger or consolidation with or transfer of substantially all of the assets of the Company to another person if the Board of Directors does not adopt a resolution, before the Company enters into any agreement for such merger, consolidation or transfer, determining that it is not a Change in Control.

"CODE" means the Internal Revenue Code of 1986, as now in effect or hereafter amended and as now or hereafter interpreted, construed and applied by regulations, rulings and cases.

"COMMITTEE" means (a) the members of the Compensation Committee of the Board of Directors of the Company who are disinterested persons within the meaning of SEC Rule 16b-3(c)(2)(i), who, if they are fewer than all the members, shall constitute an ad hoc committee of the Board of Directors, or (b) if the Compensation Committee has fewer than two members who are disinterested persons within the meaning of SEC Rule 16b-3(c)(2)(i), such other committee of the Board of Directors of the Company having at least two members who are such disinterested persons as may be designated from time to time by the Board of Directors of the Company, provided however, that if any such Committee is not composed exclusively of such disinterested persons, the Committee will consist only of those members who are such disinterested persons.

"COMPANY" means United Retail Group, Inc., a Delaware corporation.

"DATE OF GRANT" means (a) in the case of a formula grant to a Director under
Section 2, the date of the annual meeting of stockholders of the Company to which the grant relates, (b) in the case of a discretionary Committee grant under Section 3, generally, the date action is taken by the Committee to grant an Option, or (c) in the case of a discretionary Committee grant under Section 3 where the grant is being made to an Associate being hired by the Employer, in the sole discretion of the Committee, the Associate's date of hire rather than the date on which the Committee subsequently or previously approves the grant of an Option to him or her; provided, however, that the Date of Grant for purposes of determining whether or not an Option is an Incentive Option will be the later of the date of such action or the date of hire.

"DIRECTOR" means a duly elected and acting member of the Board of Directors of the Company.

"DISABILITY" means a disability as defined under the Company's long-term disability benefits plan in effect on the Effective Date.

"EFFECTIVE DATE" means the date on which the Plan is approved by vote of the stockholders of the Company.

"EMPLOYER" means the Company and any corporation which is a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

"HOLDER" means the person who is, at the time of reference, entitled to exercise an Option.

"INCENTIVE OPTION" means an Option which meets the requirements of Section 422 of the Code.

"NONINCENTIVE OPTION" means any Option which is not an Incentive Option.

"NOTICE OF EXERCISE" means a notice of exercise of any Option in a form determined by the Committee.

"OPTION" means any right to purchase Shares granted under the Plan.

"OPTION AGREEMENT" means a written agreement between the Company and an Optionee setting forth the terms of an Option.

"OPTIONEE" means an Associate or Director to whom an unexercised Option has been granted under the Plan.

"OPTION PRICE" means the price per Share at which an Option is exercisable.

"PLAN" means this United Retail Group, Inc. 1996 Stock Option Plan.

"PUBLIC DIRECTOR" means a Director who is neither an Associate nor a Director proposed for nomination by Limited Direct Associates, L.P. (pursuant to the Restated Stockholders' Agreement dated December 23, 1992 among the Company and certain of its stockholders or any similar arrangement that may replace such Agreement).

"RETIREMENT" means the Termination of an Associate after the Associate's 65th birthday.

"SHARES" means shares of Common Stock, with par value equal to $.001 per share, of the Company.

"TAX PAYMENT LOAN GUARANTY" shall mean a guaranty of payment made by the Company in the amount and under the circumstances described in Section 5.

"TERMINATION" means the termination of the Optionee's relationship with the Company including termination of the Optionee's employment and status as Director. An Optionee who is absent from employment or other relationship with the Company for a reason or purpose and for a period of time approved by the Committee, in its sole discretion, shall not for the period of such absence be deemed, solely because of such absence, to have suffered a Termination, unless and until the Committee otherwise determines.

"TERMINATION DATE" means the date 10 years after the date the Plan is approved by the vote of the stockholders of the Company.

"VALUE" means (a) if the Shares are listed or admitted to trading on a national securities exchange (including the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ")), the closing price of Shares on the principal securities exchange on which the Shares are listed or admitted to trading on the day prior to the date of determination, or if no closing price can be determined for the date of determination, the most recent date for which such price can reasonably be ascertained, or (b) if the Shares are not listed or admitted to trading on a national securities exchange but are publicly traded, the mean between the representative bid and asked prices of the Shares in the over-the-counter market at the closing of the day prior to the date of determination or the most recent such bid and asked prices then available, as reported by NASDAQ or if the Shares are not then quoted by NASDAQ as furnished by any market maker selected from time to time by the Company for that purpose, or (c) if neither (a) nor (b) are applicable, the fair market value on the applicable date as determined by the Committee in good faith using factors the Committee deems to be relevant including but not limited to any sale of Shares to an independent third party.

SECTION 2. FORMULA GRANTS TO DIRECTORS.

       2.1. ELIGIBILITY AND FORMULA. Beginning on the Effective Date and until the Termination Date, all Public Directors elected at each year's annual meeting of the stockholders will automatically be granted an Option to purchase 3,000 Shares. All Options granted under this Section are intended to be formula awards under SEC Rule 16b-3(c)(2)(ii) and will not be subject to any provision of the Plan that gives the Committee discretion to change the terms of such Options to the extent that such Committee discretion will cause the Options granted under this Section to cease to be formula awards under SEC Rule 16b-3(c)(2)(ii).

       2.2. TERMS. All Options granted to Directors under this Section 2 will be on the following terms:

            2.2.1. Each Option will be a Nonincentive Option.

            2.2.2. Each Option will have an Option Price equal to the Value of a Share as of the Date of Grant.

            2.2.3. Each Option will become exercisable as to 20% of the Shares subject to the Option on the completion of the first full year after the Date of Grant and as to an additional 20% of such Shares on the completion of each full year thereafter prior to Termination.

            2.2.4. Notwithstanding Section 2.2.3 but subject to Section 4.6, each Option will become immediately exercisable as to 100% of the Shares subject to the Option upon (a) a Change in Control or (b) the Optionee's death or Disability, provided, however, that the Committee within 90 days after the Termination of an Optionee for a reason other than death or Disability may make his Option(s)) immediately exercisable as to 100% of the Shares subject to the Option.

            2.2.5. Each Option will lapse on the earliest of (a) the date 10 years and one day after the Date of Grant, or (b) the date one year after the Termination of the Optionee if the Termination is due to death or Disability or if the Optionee dies within 90 days of Termination, or (c) the date 90 days after Termination if the Termination is for any reason other than death or Disability, provided, however, that the Committee within 90 days after the Termination of an Optionee may defer the lapse of his Option (s) to the date 10 years and one day after the Date of the Grant.

SECTION 3. DISCRETIONARY GRANTS TO ASSOCIATES.

       3.1. ELIGIBILITY AND DISCRETIONARY AWARDS. Subject to the limitations contained in the Plan, the Committee may, at any time prior to the Termination Date, grant Options to Associates whom the Committee determines to be executive and key management Associates of the Employer. In determining the Associates to whom Options may be granted and the terms and conditions of such grants, the Committee may take into account the nature of the services rendered by such Associates, their past, present and potential contributions to the success of the Employer, and such other factors as the Committee deems relevant. In no event, however, shall the Committee grant Options to any Associate who is also a Director on the Date of the Grant.

       3.2. TERMS OF ASSOCIATE OPTIONS.

            3.2.1. Subject to the provisions of the Plan and applicable law, the Committee will, in its sole discretion, determine the terms and conditions of any Options granted to an Associate at the time of grant.

            3.2.2. In the absence of any provision in the grant of an Option to the contrary, the Option will have the following terms:

                   (a) The Options will be Incentive Options with respect to the maximum number of Shares that may be Incentive Options and Nonincentive Options with respect to all other Shares.

                   (b) Each Option will have an Option Price equal to the Value of a Share as of the Date of Grant.

                   (c) Each Option will become exercisable as to 20% of the Shares subject to the Option on completion of the first full year of employment of the Optionee after the Date of Grant and as to an additional 20% of such Shares on the completion of each full year of such employment thereafter until Termination.

                   (d) Each Option will lapse on the earliest of (i) for an Incentive Option, the date 10 years after the Date of Grant, and for a Nonincentive Option, the date 10 years and one day after the Date of Grant, (ii) the date one year after the Termination of the Optionee if the Termination is due to death or Disability or if the Optionee dies within 90 days of the date of Termination, or (iii) the date 90 days after Termination for any other reason.

            3.2.3. Subject to Section 4.6, each Option granted under Section 3 will become immediately exercisable as to 100% of the Shares subject to the Option upon (a) a Change in Control, or (b) the Optionee's death, Disability, or Retirement.

SECTION 4. RESTRICTIONS ON ALL OPTIONS.

       4.1. OPTION AGREEMENTS. Each grant of an Option must be reduced to writing in an Option Agreement, in such form as the Committee determines, within a reasonable period after the Date of Grant. Any action taken after the Date of Grant may be reflected in an amendment to or restatement of such Option Agreement.

       4.2. CORPORATE MERGERS; ACQUISITIONS. The Committee may grant Options having terms and provisions which vary from those specified in the Plan if such Options are granted in substitution for, or in connection with the assumption of, existing options granted by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which any Employer is a party.

       4.3. STOCKHOLDER APPROVAL. The Plan is subject to approval of the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company present or represented and entitled to vote at a meeting of the stockholders duly called and held at which a quorum of at least a majority of the issued and outstanding shares is present or represented.

       4.4. RESTRICTIONS ON TERMS OF OPTIONS. Each Option shall be subject to the following restrictions:

            4.4.1. No Shares will be issued under the Plan unless and until all applicable requirements imposed by federal and state securities laws and by any stock exchanges or NASDAQ upon which the Shares may be listed have been fully met.

            4.4.2. No Option will have an Option Price less than 100% of the Value of a Share as of the Date of Grant.

            4.4.3. Each Option will lapse no later than the date 10 years and one day after the Date of Grant.

            4.4.4. Subject to Sections 2.2.4, 3.2.3 and 8, no more than 25% of the Shares subject to each Option may become exercisable before completion of the first full year of employment of the Optionee after the Date of Grant and no more than an additional 25% of such Shares may become exercisable before the completion of each full year of such employment thereafter until Termination.

       4.5. MAXIMUM NUMBER. In no event shall the Committee grant Options to an Associate to purchase a total of more than 60,000 Shares under the Plan, including any Options that lapse or are surrendered for cancellation.

       4.6. SIX MONTH RULE. Nothing in the Plan will permit an Option to be exercisable within six months of the Date of Grant except in the case of the Optionee's death.

SECTION 5. TAX PAYMENT LOAN GUARANTY. The Committee will have authority, at the time of grant of a Nonincentive Option or on the exercise by the Optionee of an Option which is not taxed as an Incentive Option, to authorize an unconditional guaranty of payment by the Company of a full recourse loan on terms acceptable to the Committee obtained by the Optionee who exercised the Option from a commercial bank or a registered broker-dealer for the exclusive purpose of paying personal income or excise taxes incurred as a result of such exercise. Loan guaranties will be issued if the Committee, in its sole discretion, determines them to be appropriate and in the best interests of the Employer to assist in the payment of income and excise taxes incurred on exercise of such Option.

SECTION 6. EXERCISE OF OPTIONS.

       6.1. NOTICE OF EXERCISE. Options may be exercised only by delivery to the Vice President- Human Resources or such other person designated by the Committee of a Notice of Exercise and payment under Section 6.2 for the Shares. Except as specifically provided, an Option shall be exercisable only by the Optionee during the Optionee's lifetime.

       6.2. DELIVERIES ON EXERCISE.

            6.2.1. Any Notice of Exercise will be effective only if the Holder pays to the Company the Option Price for the portion of any Option being exercised and pays the Company an amount equal to any tax withholding required to be made.

            6.2.2. The Holder may, in his or her sole discretion, pay all or a portion of the Option Price for the portion of an Option being exercised by surrender and delivery of Shares already owned by the Holder for not less than six months. Any such Shares delivered in full or partial payment of the Option Price shall be valued at the Value as of the date of receipt of the Shares by the Company.

            6.2.3. The Committee may, in its sole discretion, permit all or a portion of any amount required to be withheld for taxes to be paid by surrendering and delivering Shares already owned by the Holder or by withholding a portion of the Shares that otherwise would be issued to the Holder upon exercise of the Option. Any such Shares surrendered or withheld will be valued at the Value as of the date of receipt for surrendered Shares or as of the date of exercise of the Option for withheld Shares. Any election to have Shares withheld from the Shares that would otherwise be issued to the Holder upon exercise must be made during or as of the period beginning on the third business day following the date of release of quarterly or annual financial data of the Company and ending on the twelfth business day following such date.

       6.3. TIME AND MANNER RESTRICTIONS. The Committee has the right to limit the time and manner of exercise of Options to comply with applicable law including but not limited to federal securities laws.

       6.4. DELIVERY OF SHARES. As soon as reasonably practicable following exercise, a certificate representing the Shares purchased registered in the name of the Holder will be delivered to the Holder.

SECTION 7. THE COMMITTEE.

       7.1. POWERS OF COMMITTEE. The Committee will have the power to do the following:

            7.1.1 To grant Options on such terms not inconsistent with the Plan as the Committee determines;

            7.1.2. To maintain records relating to Optionees and Holders;

            7.1.3. To prepare and furnish to Optionees and Holders all information required by applicable law or the Plan;

            7.1.4. To construe and apply the provisions of the Plan and to correct defects and omissions therein;

            7.1.5. To engage assistants and professional advisers;

            7.1.6. To provide procedures for determination of claims under the Plan;

            7.1.7. To make any factual determinations necessary or useful under the Plan; and

            7.1.8. To adopt and revise rules, regulations and policies under the Plan.

       7.2. DELEGATION. The Committee may delegate to any one or more of its number authority to sign any documents on its behalf or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the Committee, even though he or she alone may sign any document required by third parties. The Committee may designate a secretary, who may be a member of the Committee. All third parties may rely on any communication signed by the secretary, acting as such, as an official communication from the Committee.

       7.3. BINDING EFFECT OF ACTIONS. All actions taken by the Committee under the Plan will be final and binding on all persons.

       7.4. INDEMNIFICATION. No member of the Committee, nor any Associate to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company's Certificate of Incorporation and By-laws, as amended from time to time.

SECTION 8. ACTIONS BY COMMITTEE AFTER GRANT.

       8.1. GENERAL. The Committee may, subject to the consent of the Holder under Section 9.2, where the action impairs or adversely alters the rights of the Holder, at any time and from time to time after the Date of Grant of any Option, modify the terms of any grant to terms which would have been permitted for such grant on the Date of Grant.

       8.2. ANTIDILUTION PROVISIONS. If, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, recapitalization or other such change, the Shares are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation; then:

            8.2.1. The number and kind of shares of stock or other securities into which each outstanding Share is changed or for which each such Share may be exchanged, will automatically be substituted for each Share subject to an unexercised Option and for each Share available for additional grants.

            8.2.2. The Option Price will be increased or decreased proportionately so that the aggregate Option Price for the securities subject to the Option remains the same as immediately prior to such event and the ratio of the Option Price to the Value of the securities subject to the Option is no more favorable to the Holder than the ratio of the Option Price to the Value immediately before such event.

            8.2.3. The Committee shall make such other adjustments to Options and the provisions of the Plan and Option Agreements as may be appropriate and equitable, and not confer on the Holder more favorable benefits than those of the Holder before the event, which adjustments may provide for the elimination of fractional shares or units.

       8.3. MERGER OF THE COMPANY. If, directly or indirectly, (a) the Company is a party to a merger or consolidation agreement with a corporation that is not a subsidiary of the Company, (b) the Company is a party to an agreement to sell substantially all of its assets to any person other than a subsidiary of the Company, or (c) any person other than the Company or one of its subsidiaries has publicly announced an offer to purchase more than 5% of the outstanding voting securities of the Company, the Committee, in its sole discretion, may provide that, for a period beginning on the later of the date six months after the Date of Grant or 15 days before the closing of any such proposed transaction, and not extending beyond the earlier of the date on which the Options would otherwise lapse and the date of the closing of such proposed transaction, notwithstanding the provisions of any Option Agreement, all Options granted under the Plan may be exercised by the Holders in whole or in part during such period, and that upon the closing of such proposed transaction, all Options under the Plan will expire and be null and void. At least 15 days prior to the closing of such proposed transaction, the Company must notify each Holder that the Option is exercisable under this Section. If the agreement for such proposed transaction is terminated, (a) all exercises under this Section of Options will be void ab initio (from the outset), (b) the Company will refund the applicable Option Price and withholding tax and the Holder will return any Shares issued, and (c) the Option will be reinstated and exercisable thereafter on the terms of the Options without regard to that application of this Section.

       8.4. AUTHORITY TO ACCELERATE. Notwithstanding anything else in the Plan to the contrary other than Section 4.6, the Committee may, at the time of grant or at any time or from time to time thereafter, accelerate the time at which Options become exercisable or waive any provisions of the Plan relating to the manner of payment or procedures for the exercise of any Options. Any such acceleration or waiver may be made effective (a) with respect to one or more or all Optionees under the Plan, (b) with respect to some or all of the Shares subject to an Option of any Optionee or (c) for a period of time ending at or before the expiration date of any Option. If the waiver of any provisions constitutes a new grant of an Option or the grant of an additional derivative security for purposes of SEC Rule 16b-3, the date of the waiver will be deemed to be a new Date of Grant for purposes of Section 4.5. If the waiver of any provisions constitutes a new grant of an Option for purposes of Code Section 424, the Committee must determine if the Option retains its status as an Incentive Option.

       8.5. SURRENDERS. The Committee may permit the voluntary surrender of all or a portion of any Option granted under the Plan. Upon surrender, the Options surrendered will be canceled and the Shares or units previously subject to them will be available for the grant of other Options.

SECTION 9. AMENDMENT OF THE PLAN.

       9.1. RIGHT TO AMEND, ETC. The Company may amend, suspend or terminate the Plan at any time, provided that, unless first approved by the stockholders of the Company, no amendment may be made in the Plan which:

            9.1.1. Materially increases the benefits accruing to participants under the Plan;

            9.1.2. Materially increases the number of securities which may be issued under the Plan; or

            9.1.3. Materially modifies the requirements as to eligibility for participation in the Plan.

       9.2. IMPAIRMENT OF RIGHTS OF HOLDERS. No amendment to the Plan or the terms of any grant hereunder shall be made so as to impair or adversely alter the rights of any Holder without such Holder's consent. Actions by the Committee under Section 8.2 or 8.3 do not constitute an amendment of the Plan or of any grant.

SECTION 10. SHARES RESERVED; PREVIOUS PLANS. The maximum number of Shares which may be issued under the Plan will be 440,000 Shares, subject to adjustment under
Section 8.2, and such number of Shares will be reserved for issuance under the Plan. Each previous stock option plan of the Company is hereby amended so that no additional options may be granted thereunder on or after the Effective Date except in exchange for the surrender and cancellation of an equal number of outstanding options issued thereunder, provided, however, all Options granted under any previous stock option plan will remain in full effect. The Shares issued on exercise of Options may be authorized and unissued Shares or Shares held by the Company as treasury stock. If any Option under this Plan terminates, expires, lapses or is canceled as to any Shares, new Options may thereafter be granted for the purchase of such Shares.

SECTION 11. MISCELLANEOUS.

       11.1 REGISTRATION. The Company shall (i) prepare and file with the SEC a Registration Statement on Form S-8 and amendments to the Registration Statement as may be necessary or advisable to permit the continued and uninterrupted exercise of Options and the resale of Shares purchased pursuant to the exercise of Options or as may be required by the SEC, (ii) execute such other documents, and take such other actions, as may be necessary or advisable to cause the Registration Statement, as the same may be amended, to comply with the Securities Act of 1933 (the "Securities Act") and the Rules and Regulations thereunder; and to become effective under the Securities Act and the Rules and Regulations thereunder, and (iii) register and qualify all Shares purchased pursuant to the exercise of Options for resale by the Holder in the State of New Jersey and in each state adjacent to the State of New Jersey. The Registration Statement for the resale of Shares purchased pursuant to the exercise of Options shall be filed by the Company within five business days after the Secretary of the Company receives a written request from a Holder to file a Registration Statement. The Registration Statement shall not be withdrawn by the Company until all the Options shall have lapsed, or until all Shares purchased upon the exercise of Options shall have been resold, as the case may be.

       11.2. NO RIGHT TO EMPLOYMENT. Nothing in the Plan or in any Option or Option Agreement will confer upon any Associate or Director any right to continue in the employment or other relationship of any Employer or to be entitled to any remuneration or benefits not set forth in the Plan or such Option Agreement or interfere with or limit the right of any Employer to terminate such Associate's employment or Director's relationship at any time.

       11.3. SUCCESSORS AND ASSIGNS. The obligations of the Company under the Plan will be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

       11.4. RIGHTS AS STOCKHOLDER. No Holder will have any of the rights of a stockholder of the Company with respect to the Shares issuable under the Plan until certificates for such Shares have been issued.

       11.5. EXPENSES. All expenses and costs in connection with administration of the Plan will be borne by the Company.

       11.6. SECTION 16. Any provision of this Plan will be deemed amended and void to the extent it causes a violation under Section 16 of the Exchange Act and the rules thereunder.

       11.7. LIMITATION OF LIABILITY. The liability of the Company under this Plan or in connection with any exercise of an Option is limited to the obligations expressly set forth in the Plan and in any of the Option Agreements and no term or provision of this Plan or any Option Agreement will be construed to impose any further or additional duties, obligations or costs on the Employer not expressly set forth in the Plan and the Option Agreement.

       11.8. BENEFICIARIES AND ASSIGNMENT OF RIGHTS. No Option or other right under the Plan may be assigned, pledged, hypothecated, given, or otherwise transferred by the Holder, except that (a) an Optionee will be entitled to designate a beneficiary of the Option upon the Optionee's death by delivering such designation in writing to the Committee, (b) if no such designation is made by the Optionee, the Option will be transferred upon the Optionee's death as determined under the applicable laws of descent and distribution, and (c) an Option shall be transferred in accordance with a qualified domestic relations order (as defined in the Code). If an Optionee suffers a Disability and does not have the capacity to exercise an Option, such Option will be exercisable by the Optionee's guardian or attorney-in-fact during the Optionee's lifetime.

       11.9. NOTICES. Notices required or permitted to be made under the Plan will be sufficiently made if personally delivered or sent by first-class, registered, or certified mail addressed (a) to the Holder at the Holder's address as set forth in the books and records of the Employer, or (b) to the Company or the Committee at the principal office of the Company to the attention of the Vice President-Human Resources. Any party may change its address through the method described above.

       11.10. CAPTIONS. The captions and section numbers appearing in this Plan are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Plan.

       11.11. APPLICABLE LAW. The Plan will be governed by and interpreted, construed, and applied in accordance with the laws of the State of New Jersey to the extent that they apply.

       11.12. SEVERABILITY. If any provisions of the Plan are held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

                            UNITED RETAIL GROUP, INC.
                              1996 ADMITTANCE CARD

If you plan to attend the Annual Meeting of Stockholders to be held on May 28, 1996 at 11:00 a.m., this form may be used as an admittance card. Please fill in your name(s) and address and present it to the usher.


- -----------------------------------------    -----------------------------------
Name(s)           (please print)             Number of Shares Beneficially Owned


- -----------------------------------------
Street Address


- -----------------------------------------
City and State                Zip Code

                            UNITED RETAIL GROUP, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints RAPHAEL BENAROYA and GEORGE R. REMETA and each of them, with power of substitution in each, proxies to represent the undersigned and to vote, as noted below, all the common stock of UNITED RETAIL GROUP, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 28, 1996 at 11:00 A.M., or any adjournments thereof.

1. ELECTION OF DIRECTORS

    / / FOR all Nominees listed below              / / WITHHOLD AUTHORITY
        (except as marked to the contrary below)         to vote for all
                                                         nominees listed below

           Nominees: Joseph A. Alutto, Raphael Benaroya, Russell Berrie, Joseph
                       Ciechanover, Ilan Kaufthal, Vincent Langone, Christina A. Mohr, George R. Remeta and Richard W. Rubenstein

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


- --------------------------------------------------------------------------------

2. APPROVAL OF ADOPTION OF 1996 STOCK OPTION PLAN

            FOR  / /               AGAINST / /          ABSTAIN  / /

3. IN THEIR DISCRETION: (i) upon other matters as may properly come before the meeting, (ii) AS TO THE ELECTION OF DIRECTORS AND THE APPROVAL OF ADOPTION OF THE 1996 STOCK OPTION PLAN, IF THE APPROPRIATE BOX ABOVE IS NOT marked, (iii) for the election of a substitute for any of the nominees listed above who become(s) unable to serve, and (iv) on matters incidental to the conduct of the meeting.

                  (Continued and to be signed on opposite side)

       The shares represented hereby will be voted as instructed by the undersigned. IF THE APPROPRIATE BOX IS NOT MARKED, THE PROXIES APPOINTED HEREBY INTEND TO VOTE FOR ALL THE NOMINEES LISTED AND FOR APPROVAL OF ADOPTION OF THE 1996 STOCK OPTION PLAN.

       Please specify your vote by marking the appropriate box and date and sign your name below.

                                                     Dated                , 1996

                                                     Signature
                                                               -----------------